Exhibit 4.2

CONDUIT PHARMACEUTICALS INC.

SECOND AMENDMENT TO SENIOR SECURED PROMISSORY NOTE

This Second Amendment to the Secured Promissory Note (this “Amendment”), dated as of November 22, 2024 (the “Amendment Effective Date”), hereby further amends the Senior Secured Promissory Note (the “Note”) issued by Conduit Pharmaceutical Inc. (“Company”), and each subsidiary of the Company listed on the signature page hereto (together with the Company, the “Makers” and each a “Maker”) to Nirland Limited (the “Holder”) in the maximum aggregate principal amount of $2,650,000 dated as of August 6, 2024, and amended on October 31, 2024. Capitalized terms not otherwise defined herein have the meanings ascribed them in the Note.

By signing below, the Makers and the Holder agree as follows:

Section 18 of the Note is hereby amended by amending Section 18.2 and adding the new Sections 18.5 and 18.6 as follows:

18.2	Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 18.1 shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the two and one half times the sum of (x) portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made and (y) all accrued and unpaid interest (including default interest) with respect to such portion of the principal amount, if any.

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $0.10 (or following any reverse splits that may occur in a ratio greater than 10 to 1, the lower of such reverse split price and the market price per share at the time of the Conversion Date, but in no event less than $1.00), subject to adjustment as provided herein and to take into account any future share splits or reverse splits to maintain the economic equivalence of the conversion rights as at the Amendment Effective Date.

18.5	Stockholder Approval. Notwithstanding any other provision contained in this Note, other than partial conversions that may be permitted pursuant to the rules and regulations of the Nasdaq Market (or any successor entity), the conversion of this Note may not occur prior to receipt of stockholder approval to provide for such conversion of this Note, and subsequent issuance of Common Stock, pursuant to the stockholder approval rules of the Nasdaq Market.

18.6	Delay. If the Company fails for any reason to hold a special meeting of stockholders, that includes a proposal to allow for the full conversion of the Note, on or before January 9, 2025, then the Company shall immediately be liable towards and pay to the Holder a contractual penalty in the amount of $100,000 for each calendar day of delay on holding such meeting.

This Amendment is limited precisely as written and shall not (a) constitute a consent under or waiver or modification of any other term or condition of the Note, or (b) prejudice or otherwise affect any right or privilege which Holder now has or may have in the future under the Note. Except as expressly amended and modified hereby, the Note shall continue in full force and effect in accordance with its terms.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of choice of law or conflict of law. EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR THE NOTE.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

CONDUIT PHARMACEUTICALS INC.
as the Company

By:	/s/ James Bligh
Name:	James Bligh
Title:	Interim CFO

CONDUIT UK MANAGEMENT LTD.
as a subsidiary of the Company

By:	/s/ James Bligh
Name:	James Bligh
Title:	Director

AGREED AND ACKNOWLEDGED:

NIRLAND LIMITED
as the Holder

By:	/s/ Stefano Grace
Name:	Stefano Grace
Title:	Authorized Representative

[Signature Page to Second Amendment to Senior Secured Promissory Note of Conduit Pharmaceuticals Inc.]